INSERT A:

On April 23, 2009, under Conformed Submission 485BPOS, accession number, 0001193125-09-085838, a copy of (i) an Amendment to Declaration of Trust dated November 12, 1998, considered to be an amendment to the Declaration of Trust of the above-referenced trust, the TIAA-CREF Life Funds
(the Trust), and (ii) an Amendment to the Investment
Management Agreement, dated February 29, 2000, considered to be an amendment to the investment advisory contract for the Trust, were previously filed with the SEC as exhibits
99.A(2) and 99.D(2), respectively, to the Trusts
Registration Statement, and both documents are incorporated herein by reference as exhibits to Sub-Items 77Q1(a) and
(e) of Form N-SAR.